Exhibit 10.2

890 Winter Street Suite 300 Waltham, MA 02451 617.254.4050

Fax: 617.560.1552
September 8, 2006

Anadarko LNG Marketing, LLC c/o Anadarko Petroleum Corporation 1201 Lake Robbins Drive The Woodlands, Texas 77380 Attn: Manager, Commercial Development Fax: (832) 636-8263	Via E-mail and Facsimile

Anadarko LNG Marketing, LLC c/o Anadarko Petroleum Corporation 1201 Lake Robbins Drive The Woodlands, Texas 77380 Attn: Gas Marketing Operations Manager Fax:(832)636-7215
Gentlemen:
Re:	Precedent Agreement between Maritimes & Northeast Pipeline, L.L.C. and Anadarko LNG Marketing LLC
Thank you for your letter of September 1, 2006, in which you provided an update on the status of your LNG supply acquisition. In your letter, you also request a one-year extension of the supply demonstration condition provision under the Precedent Agreement between our two companies.
By way of background, Maritimes & Northeast Pipeline, L.L.C. (“Maritimes”) and Anadarko LNG Marketing LLC (“Anadarko”) are parties to a (i) Precedent Agreement (“Precedent Agreement”); (ii) Service Agreement for Rate Schedule MN365 (“Service Agreement”); and (iii) Base Rate Agreement (“Base Rate Agreement”), each of which was made and entered into on June 29, 2005 (collectively, the “Agreements”). The Agreements were amended by that certain letter agreement dated May 3, 2006, between Maritimes and Anadarko (“May 3 Agreement”).
In your September 1, 2006 letter, you explain the continued efforts Anadarko has made to secure supply for the Bear Head LNG terminal. You note the tightness of world LNG supplies and slippage of proposed projects as challenges you have encountered. In addition, your September 1, 2006 letter explains that Anadarko has not reached agreement with an LNG supplier to satisfy the Bear Head LNG receiving terminal throughput requirements.
In the May 3 Agreement, Anadarko and Maritimes agreed to a four-month extension of the expiration date associated with Maritimes’ termination option under Paragraph 10(F) of the

September 8, 2006
Precedent Agreement to no later than September 10, 2006. As you know, under Paragraph 10(F), Maritimes has the right to terminate the Agreements, if Anadarko has failed to demonstrate that it has arranged for an adequate quantity of LNG supplies to support the operation of the Bear Head LNG terminal when considering the primary term of Anadarko’s Service Agreement. In accordance with Paragraph 4 of the May 3 Agreement, Maritimes hereby gives written notice of termination of the Agreements, which termination, pursuant to Paragraph 10(F), is effective immediately.
We note in your September 1, 2006 letter that your efforts to obtain LNG supplies for Bear Head remain ongoing. If and when you are successful in securing LNG supplies for Bear Head, we would be interested in discussing transportation service on Maritimes in connection with a future expansion of the system.
Yours very truly,
Douglas P. Bloom
President
M&N Management Company
Managing Member of
Maritimes & Northeast Pipeline, L.L.C.
cc: David Anderson (Anadarko) (fax no. (832) 636-8093)